Exhibit 4.10

Hexin Shopping Mall

Hexin Commercial Management Co., Ltd.
Contract for Admission for Operation

Merchant:

Goods Category:

Representative:

No. 200613024-XZ

Table of Contents of
the Contract for
Admission for
Operation

Contract for Admission to Hexin Shopping Mall for Operation

Section 1 Agreement
Commercial management organization: Shanxi Hexin Mall Commercial Management Co., Ltd. (Party A)
Merchant: Taiyuan Kamei Jewelry Trading Co., Ltd. (Party B)

In order to give full play to Party A’s resource advantage in commercial management and maintain common interests of all owners and merchants, Party A maintains uniform commercial management for Hexin Shopping Mall project located at 705 Changfeng Avenue, Taiyuan (“the Commercial Square”). In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, on the principle of voluntariness, equality, fairness and good faith, the parties enter into the Contract through adequate consultation.

Article 1 Basic Information on Admission for Operation
Based on Party A’s uniform commercial planning, Party B leases a store unit with a gross floor area of 354.19 square meters located at No.     of the     floor of the Commercial Square  to sell the following goods:
Goods category	Brand name	Producer
Jewelry	CC Kamei	Shenzhen
Precious metals	CC Kamei	Shenzhen
Accessories	CC Kamei	Shenzhen
High-grade ornaments	CC Kamei	Shenzhen
Gifts	CC Kamei	Shenzhen

Article 2 Lease Term
The lease term commences on January 1, 2007 and ends on December 31, 2021, totaling   months, with each month covering 365/12 days.

Article 3 Delivery and Decoration of the Store Unit
Party A shall, by February 28, 2007, deliver the store unit meeting requirements set forth in Appendix II hereto “Standards for Delivery of the Store Unit and its Auxiliary Facilities” and ensure that the store unit satisfies conditions for commercial decoration of the store unit. Party B shall complete decoration project of the store unit by April 15, 2007, satisfying conditions for starting business, and Party B is exempted from rental for such period. The Commercial Square starts business operation on        ,     , and the first operating year shall commence on this date.

Article 4 Rental
4.1 Rental for Party B’s lease is as follows:
		Rental
Operating	Area	standards	Monthly	Annual rental (CNY)
year	(m2)	(CNY/m2/day)	rental (CNY)	In figures	In words
Year 1	354.19			800,000	Say CNY eight hundred thousand only
Year 2	354.19			850,000	Say CNY eight hundred and fifty thousand only
Year 3	354.19			850,000	Say CNY eight hundred and fifty thousand only
Year 4	354.19			950,000	Say CNY nine hundred and fifty thousand only
Year 5	354.19			1,000,000	Say CNY one million only

(Refer to Appendix II for rental for the following ten years.)
4.2 Prior to decoration, Party B shall pay Party A an amount equivalent to three-month rental (the portion equivalent to two-month rental is paid as deposit which shall be returned to Party B within seven days after Party B return the store unit to Party A). Party B shall pay Party A rental for the next month by the last working day of each month.

Article 5 Favorable Treatment
During the term of the Contract, in order to support Party B’s business operation, Party A shall give Party B relevant favorable treatment. Refer to the Appendix hereto for details on relevant fee rates and favorable treatment.

Article 6 Composition of the Contract
The Contract consists of the Agreement, standard contract provisions and appendices to the Contract, and each component constitutes an integral part of the Contract, jointly forming the basis for the construction of contract terms. Terms used in the Agreement have the same meaning as given in Section 2 of the Contract “Standard Contract Provisions”.

Article 7 Effectiveness and Counterparts of the Contract
The Contract shall come into effect as of the date on which the parties affix their signatures and seals hereto. The Contract is made out in quadruplicate. Party A holds two counterparts, Party B holds one counterparty, and one counterpart is filed, having identical legal effect.

Article 8 Special Provisions
In case of an owner of the store unit, Party B needs not to pay rental to Party A, and the Contract except Article 2 and 4 in Section 1 and Article 1.2 in Section 2 shall apply to Party B.

Section 2 Standard Contract Provisions

Article 1 Delivery and Return of the Store Unit

1.1 At the time of delivery of the store unit, the parties shall jointly confirm its current conditions and sign the Confirmation of Delivery. Where the store unit fails to meet standards as required, Party A shall be responsible for correction.

1.2 In case of termination or early termination of the Contract, Party B shall vacate the store unit within three days, and return the store unit and its auxiliary facilities, equipment and fittings to Party A in the same conditions as when they were delivered to Party B, and ensure that the store unit and its facilities, equipment, and fittings are in good, clean and working conditions. In case of damage, Party B shall indemnify Party A for the same not to the extent of natural wear and loss. Where Party B delays the return of the store unit and its auxiliary facilities, equipment and fittings, Party B shall be deemed to have waived its ownership of all articles left in the store unit and Party A has the right to dispose of the same.

Article 2 Decoration of the Store Unit

2.1 Prior to delivery of the store unit, Party B shall provide Party A with specific decoration plan, complete set of construction drawings and construction schedule for Party A’s approval. Party A has the right to require correction to Party B’s decoration plan taking into account such factors as building structure, standards and norms, commercial planning and uniform image, and Party B shall make corresponding adjustments. Party A shall respond to Party B within ten working days after its receipt of Party B’s decoration plan and complete set of construction drawings. After Party A’s consent, Party B shall pay decoration security to Party A before decoration of the store unit and complete other preparatory work before starting business operation.

2.2 Party B shall complete all construction projects for the store unit as per construction schedule approved by Party A. Where, due to special reason, the decoration cannot be completed before the Commercial Square uniformly starts business, Party B shall take measures such as putting up fence as per Party A’s requirements, so as not to impair the external image of the sector where the store unit is located. Party B shall notify Party A of acceptance inspection within three days of completion of decoration of the store unit and the parties shall conduct acceptance inspection according to renderings and construction drawings. After the decoration is accepted, the parties shall fulfill procedures for the refund of decoration security. In addition, before it starts business, Party B shall apply to Party B for starting business and obtain Party A’s approval.

2.3 Party B shall abide by Article 2.1 and 2.2 hereof where Party B needs to decorate and adorn the store unit after the store unit opens for business.

Article 3 Commercial Management

3.1 Management system for Hexin Commercial Square

Party A shall, in accordance with the management system of Hexin Commercial Square, provide Party B with commercial management service and maintain uniform commercial management, and in case of offence against rules and disciplines, punish relevant party by imposing penalty in accordance with relevant regulations. Party A has the right to make revision, supplement and explanation to relevant contents based on actual conditions, provided that it gives notice to Party B in a timely manner.

3.2 Operation type, product category and brand
In order to maintain uniform operating order of the Commercial Square, Party B shall obtain Party A’s prior consent in writing to change the operation type of the store unit, or to increase, decrease or change goods categories and brands available in the store unit, failing of which Party A has the  right to forbid the same. Where Party B fails to rectify its breach within the time period specified by Party A, Party A has the right to unilaterally terminate the Contract and Party A is not obliged to indemnify Party B for its investment in decoration of the store unit.

3.3. Commitment for civilized, honest and legal operation
3.3.1 Party B shall operate in a civilized and honest manner, abide by state and local laws, regulations and policies as well as rules for management of the Commercial Square, ensure that its business activities and goods sold by it comply with regulations and requirements on industry and commerce, quality, goods price, environmental protection, consumer rights protection, and submit to supervision, inspection and management by government authority, consumers and Party A.
3.3.2 Party B shall solely assume liabilities and losses arising from Party B’s violation of the foregoing requirements, and depending on the severity of violation, Party B shall pay penalty equivalent to 10% to 50% of such liabilities and losses up to Party A’s unilateral termination of the Contract (Party A is not obliged to indemnify Party B for its investment in decoration of the store unit). Where Party A advances any sum as a result thereof, Party A has recourse to Party B.

3.4 Business hours
Party B shall ensure that the store unit continuously opens for business all the year round, comply with Party A’s requirements on daily business hours for the Commercial Square, and ensure that the store unit has abundant and adequate goods and shall not impair uniform external image of the Commercial Square. Party A has the right to unilaterally terminate the Contract where the store unit shuts down for 15 days consecutively due to any reason attributable to Party B.

3.5 Analysis of commercial management data
In order to improve management of the Commercial Square, Party A is entitled to collect, analyze and process data on operation of Party B’s store unit through reasonable channel, provided that Party A shall keep such date strictly confidential.

3.6 Advertising and promotion activities
3.6.1 In order to enhance the Commercial Square’s external image, Party B shall closely cooperate with Party A in various advertising and promotion activities (including but not limited to advertisements, exhibitions, performances, and promotion campaigns).
3.6.2 Where Party B needs to put up any form of advertisement in public areas such as in front of the Commercial Square, on exterior wall, on interior walls within the building, and in the staircase, or organize any form of advertising and promotion activities, Party B shall file written application with Party A in advance and obtain Party A’s consent to the same in writing, and pay relevant fees according to Party A’s uniform fee rate, failing of which Party A is entitled to forbid such activities.

3.7 Management of sales staff
3.7.1 Party B shall independently employ sales staff, pay their salaries and insurance premiums, and assume liabilities arising from their act of duty.
3.7.2 To employ sales staff, Party B shall report to Party A in advance and such staff shall take pre-job trainings organized by Party A (with training expenses assumed by Party B). Party B’s staff shall abide by the code of employees, service norms, labor disciplines and other rules set by Party A, and in case of violation of rules and disciplines, Party A has the right to treat the same in accordance with relevant regulations.

3.8 Administration by government
Party B shall, in strict accordance with administrative regulations set by industry and commerce administration, taxation authority and other government authorities, make full payment of taxes and administrative fees related to its operating activities in due time and fulfill relevant procedures in accordance with such regulations.

3.9 Safety and fire protection management
3.9.1 Party B shall abide by the rules for safety management of the Commercial Square, maintain order in safety management of the Commercial Square, and submit to Party A’s safety management.
3.9.2 Party B shall abide by laws and regulations on fire protection, submit to Party A’s arrangement for fire protection and safety management and enter into agreement for accountability for fire protection and safety with Party A.

3.10 Change in user of the store unit
In order to maintain order in uniform management of the Commercial Square, Party B shall not permit any third person other than Party B to occupy, operate and use the store unit through lease, sublease, joint operation, contract and other methods.

3.11 Liabilities for breach
In case of any breach of any provision of this Article or any breach of relevant management rules set by Party A, Party A has the right to take immediate measures to stop the same, and Party B shall make correction or take remedial measures within the time period required by Party A. In addition, unless otherwise provided for herein, Party A is entitled to require Party B to pay penalty of CNY 1,000 to CNY 10,000 based on actual conditions. Party A is entitled to unilaterally terminate the Contract where Party B fails to make correction or take remedial measures within the time period required by Party A.

Article 4 Property Management

4.1 In order to improve management efficiency of the Commercial Square, and well divide responsibilities, the Commercial Square separates property management from commercial management. Party B has fully understood and undertakes to abide by property management entity’s rules for property management, cooperate with it in its work and pay property management fee in due time.

4.2 In order to maintain common interest of the property, the property management entity of the Commercial Square has access to Party B’s store unit for repairing, maintenance and alternation, and Party B shall offer due assistance in the same.

4.3 To make alternation or addition to facilities and equipment of the store unit, Party B must file prior application with Party A and the property management entity and obtain their prior approval, or Party A is entitled to request Party B to immediately halt such alternation and addition and restore the store unit to its original conditions and indemnify Party A for its loss arising therefrom (if any).

Article 5 Insurance Liability

5.1 In order to prevent building and auxiliary facilities and equipment of the Commercial Square from damage, loss and other risks, Party A shall maintain insurance against such risks, unless Party B is the owner of the store unit, in which case Party B shall maintain property insurance for the store unit.

5.2 Party B shall be fully liable for safekeeping of properties in the store unit. Party B shall maintain relevant insurance against risks arising therefrom, and submit copies of the insurance policy and premium payment certificate to Party A for filing. In case of occurrence of personal injury or property damage in the store unit due to the fault of Party B or its agents or employees, Party B shall assume all liabilities arising therefrom and actively settle the issue through claim for compensation under insurance. In case of claim or litigation against Party A as a result thereof, Party B shall be solely liable for all expenses arising therefrom.

Article 6 Decoration Security and Operation Security

6.1 Decoration security

Where Party B violates decoration provisions, Party A has the right to deduct the amount of compensation from the decoration security. Where decoration project of the store unit is completed and accepted, Party A shall return the balance of decoration security (without interest) to Party B within 15 working days.

6.2 Operation Security
In order to supervise Party B’s operation activities and maintain uniform external image of the Commercial Square, where Party B breaches any provision of the Contract, Party A has the right to deduct the penalty, compensation and any other sum payable by Party B from the operation security, and Party B shall make up for the deficiency of the operation security within three days. Party A shall return the balance of operation security to Party B (without interest) within 90 days upon termination of the Contract.

Article 7 Alternation and Termination

7.1 Neither party may unilaterally alter any provision hereof unless the parties reach consensus through consultation and enter into supplementary agreement in writing.

7.2 The Contract may be terminated in any of the following circumstances:
(1) The parties so agree through consultation and enter into a written agreement;
(2)  Either party unilaterally terminates the Contract according to laws and regulations or provisions hereof, and the Contract shall be automatically terminated upon the delivery of the termination notice to the other party.

7.3 The termination shall not impair either party’s liabilities for breach and indemnification.

Article 8 Liabilities for Breach

8.1 Both parties shall abide by their respective obligations hereunder. Either party’s failure or delay to perform such obligations or partial or improper performance of such obligations shall constitute breach of the Contract. The breaching party shall assume liabilities for breach such as continued performance, taking remedial measures and indemnification for loss, and assume penalty in accordance herewith. Where the penalty so assumed by the breaching penalty is not sufficient to cover the loss (including direct loss and indirect loss, expense for realization of claims and other losses) caused to the other party, the breaching party shall make up for the deficiency.

8.2 Party B shall not deny or delay the payment of rental and other expenses on the grounds of poor operating performance. Where Party B fails to make full payment of rental or other expenses in due time, Party B shall pay Party A penalty at 0.05% of the overdue amount for each day of delay and Party A may take various measures to suspend Party B’s business operation, and Party B shall be solely liable for all consequences arising therefrom. In case of delay over 15 days, Party A is entitled to unilaterally terminate the Contract and shall not indemnify Party B for its investment in decoration of the store unit.

Article 9 Force Majeure

In case of nonperformance or suspension in performance of the Contract due to force majeure, the affected party shall give prompt notice to the other party and neither party shall hold the other party liable for breach and indemnification, provided that the affected party shall take all possible measures to eliminate the effect of force majeure and prevent further loss, failing of which the affected party shall be solely liable for such further loss and expense and liable to the other party for breach of the Contract.
For the purpose of the Contract, force majeure refers to unforeseeable, unavoidable and unconquerable natural events and social events, including earthquake, flood and war.

Article 10 Dispute Settlement

In case of dispute over the execution, effectiveness and performance of the Contract, the parties shall solve it through consultation. Where the dispute cannot be solved through consultation, either party may file a lawsuit with the People’s court at the place where the store unit is located.

Article 11 Delivery of Correspondence

In the performance of the Contract, correspondence from Party A to Party B shall be delivered to Party B’s mailing address as indicated herein by fax or post or in person, and the correspondence shall be deemed delivered to Party B on the date on which Party B signs the correspondence for receipt or once sent or given. In case of change in Party B’s mailing address, Party B shall give Party A seven days’ notice in writing, or correspondence sent by Party A to Party B’s original mailing address shall be deemed delivered to Party B.

Article 12 Renewal

If Party B intends to continue operation in the store unit upon expiration of the lease term, Party B shall apply to Party A in writing 30 days prior to the expiration of the lease term. With the consent of Party A, the parties shall enter into a new contract for admission for operation, or the Contract shall be automatically terminated.

Article 13 Deletion of Contents of the Contract

All deletion of or amendment to any print contents hereof shall be null and void except handwritten words filled in blanks intentionally left herein.

Special notice: Party B has carefully read the contents hereof and accurately understood meanings of its provisions.

Party A (Seal):
Shanxi Hexin Mall Commercial Management Co., Ltd.
Address: 859 Changfeng Avenue, Taiyuan City
Postcode: 030002
Stamp Only of Contract (stamp)

Authorized representative (Signature):

Party B (Seal): Taiyuan Kamei Jewelry Trading Co., Ltd.
Taiyuan Kamei Jewelry Trading Co., Ltd.
Address: 169 West Street, Xinghualing District, Taiyuan City
Postcode: 030002
Stamp Only of Contract (stamp)
Authorized representative (signature):
Signed on: December 29, 2006